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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT

1. Space Applications Corporation.

2. Staminet, Inc., a subsidiary of Space Applications Corporation.

3. Decision-Science Applications, Inc.

4. DSA Systems, Inc., a subsidiary of Decision-Science Applications, Inc.